Exhibit 99.2

                           NOTICE OF RIGHT TO CONVERT
                                To the Holders of
                             Triarc Companies, Inc.
                           5% Convertible Notes due 2023
                             (CUSIP No. 895927 AC 5)
                             (CUSIP No. 89592 AD 3)

          NOTICE IS HEREBY GIVEN by Triarc Companies, Inc. (the "Company") pursuant to Section 14.01 of the Indenture, dated as of May 19, 2003 (the "Original Indenture"), and as supplemented by that certain Supplemental Indenture, dated as of November 21, 2003 (the "Supplemental Indenture" and, together with the Original Indenture, the "Indenture"), related to the 5% Convertible Notes due 2023 of the Company (the "Notes"), of the occurrence of the event specified in Section 14.01(a)(v) triggering the right of holders of Notes to convert the Notes (the "Conversion Right Trigger Event"). Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such terms in the Indenture.

          As a result of the occurrence of the Conversion Right Trigger Event, during the current fiscal quarter ending on April 1, 2007, each holder of Notes has the right, at its option, to convert each $1,000 principal amount of the Notes into 25 shares of the Company's Common Stock, subject to the terms and conditions of the Indenture (including the Company's right to elect instead to pay each such holder the amount of cash determined pursuant to Article 14 of the Indenture (or an equivalent amount in a combination of cash and shares of Common Stock), in lieu of delivering such Common Stock) and, upon conversion of each $1,000 principal amount of Notes, the holder shall also be entitled to receive 50 shares of Class B Stock. Any determination regarding the right to convert the Notes during any subsequent fiscal quarter shall be made in accordance with the terms of the Indenture.

          To convert a Note, a holder must (a) complete and manually sign the Conversion Notice or a facsimile of the Conversion Notice on the back of the Note and deliver such notice to the Conversion Agent, (b) surrender the Note to the Conversion Agent, (c) furnish appropriate endorsements and transfer documents if required by the Conversion Agent, (d) pay any transfer or similar tax, if required and (e) if required, pay funds equal to the interest payable on the next interest payment date. In the case of a Global Note, the Conversion Notice shall be completed by a DTC participant on behalf of the beneficial holder. A copy of this notice has been filed with the Commission by the Company on January 18, 2007 as an exhibit to a Form 8-K dated January 18, 2007, copies of which are available on the Company's website (www.triarc.com).


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                  The Company's Conversion Agent is:

                            Wilmington Trust Company
                             Corporate Trust Office
                               Rodney Square North
                            1100 North Market Street
                            Wilmington, DE 19890-1600
                    Attention: Corporate Trust Administration
                            Telephone: (302) 639-6410
                           Facsimile: (302) 636-4145.

Dated:   January 18, 2007
TRIARC COMPANIES, INC.